SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

                    INFORMATION TO BE INCLUDED IN STATEMENTS
                  FILED PURSUANT TO RULES 13d-1(b),(c) AND (d)
             AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(b)

                               (Amendment No. 1)

                           GOLDEN STAR RESOURCES LTD.
           -----------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
           -----------------------------------------------------------
                         (Title of Class of Securities)

                                    38119T104
           -----------------------------------------------------------
                                 (CUSIP Number)

                                 August 23, 1999
           -----------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                              |_| Rule 13d-1(b)

                              |X| Rule 13d-1(c)

                              |_| Rule 13d-1(d)

      The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

      The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP No. 38119T104                      13G           Page 2 of 3 Pages
==========================                             =========================

================================================================================
 1.     NAME OF REPORTING PERSONS  -                        David M. Knott
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
        S.S. ####-##-####
--------------------------------------------------------------------------------
 2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
 3.     SEC USE ONLY

--------------------------------------------------------------------------------
 4.     CITIZENSHIP OR PLACE OF ORGANIZATION
        U.S.A.
--------------------------------------------------------------------------------
     NUMBER OF      5.  SOLE VOTING POWER:                             2,201,829
      SHARES        ------------------------------------------------------------
   BENEFICIALLY     6.  SHARED VOTING POWER:                           1,620,428
     OWNED BY       ------------------------------------------------------------
       EACH         7.  SOLE DISPOSITIVE POWER:                        2,201,829
     REPORTING      ------------------------------------------------------------
    PERSON WITH     8.  SHARED DISPOSITIVE POWER:                      1,706,742
--------------------------------------------------------------------------------
9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
        REPORTING PERSON:                                              3,908,571
--------------------------------------------------------------------------------
10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9
        EXCLUDES CERTAIN SHARES*                                             |_|
--------------------------------------------------------------------------------
11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                     9.7%
--------------------------------------------------------------------------------
12.     TYPE OF REPORTING PERSON*                                             IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

==========================                             =========================
CUSIP No. 38119T104                      13G           Page 3 of 3 Pages
==========================                             =========================

Item 10     Certification

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                        KNOTT PARTNERS, L.P.

                                                  August 31, 1999
                                        ----------------------------------------
                                                      Date

                                               /S/ David M. Knott
                                        ----------------------------------------
                                                    Signature

                                             David M. Knott/General Partner
                                        ----------------------------------------
                                                     Name/Title


                                                  August 31, 1999
                                        ----------------------------------------
                                                      Date

                                               /S/ David M. Knott
                                        ----------------------------------------
                                                    Signature

                                                 David M. Knott
                                        ----------------------------------------
                                                       Name